EXHIBIT 5.1

MCKEE NELSON LLP
One Battery Park Plaza
New York, New York 10004

June 27, 2005

Bear Stearns Asset Backed Securities I LLC
383 Madison Avenue
New York, New York 10179

Re:

Bear Stearns Asset Backed Securities I LLC
Registration Statement on Form S-3
(No. 333-125422)

Ladies and Gentlemen:

We have acted as counsel in connection with Irwin Home Equity Loan Trust 2005-1 (the “Trust”) in connection with the issuance of $351,045,000 aggregate principal amount of Home Equity Loan-Backed Notes, Series 2005-1  (the “Offered Notes”). A Registration Statement on Form S-3 relating to the Offered Notes (No. 333-125422) (the “Registration Statement”) has been filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), and was declared effective on June 15, 2005.  As set forth in the Prospectus dated June 24, 2005 (the “Prospectus”) and the Prospectus Supplement dated June 24, 2005 (the “Prospectus Supplement”), the Offered Notes will be issued by the Trust pursuant to the provisions of an Indenture dated as of June 29, 2005 (the “Indenture”), between the Trust, as issuer and U.S. Bank National Association, as indenture trustee (the “Indenture Trustee”).  The transaction is scheduled to close, and the Offered Notes will be issued on June 29, 2005.

We have examined a form of the Indenture, a form of the Offered Notes, and the Prospectus and Prospectus Supplement.  We also have examined such other documents, papers, statutes and authorities as we have deemed necessary to form the basis for the opinions hereinafter expressed.  In our examination of such material, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of copies of documents submitted to us and compliance with the Transaction Documents by the parties thereto.

Based upon the foregoing, we are of the opinion that:

1.

When the Indenture has been duly and validly authorized by all necessary action on the part of the Trust and the Indenture Trustee and has been duly executed and delivered by the Trust and the Indenture Trustee, the Indenture will constitute a valid, legal and binding obligation of the Trust and the Indenture Trustee, enforceable in accordance with its terms, enforceable against it in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer and other similar laws relating to or affecting creditors’ rights generally and to general equitable principles (regardless of whether considered in a proceeding in equity or at law), including concepts of commercial reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, and with respect to the rights of indemnity or contribution, as may be limited by public policy considerations.

2.

When the issuance and sale of the Offered Notes have been duly authorized by the Trust and, when duly and validly executed and authenticated in accordance with the terms of the Indenture and delivered against payment therefor pursuant to the Underwriting Agreement dated as of June 16, 2005 between the Bear Stearns Asset Backed Securities I LLC and the underwriter named therein, the Offered Notes will be duly and validly issued and outstanding, and entitled to the benefits of the Indenture.

In rendering the foregoing opinions, we express no opinion as to the laws of any jurisdiction other than the federal laws of the United States of America and the laws of the State of New York.

We hereby consent to the filing of this letter and to the references to this firm under the headings “Legal Matters” in the Prospectus Supplement, without implying or admitting that we are “experts” within the meaning of the Securities Act or the rules and regulations of the Commission issued thereunder, with respect to any part of the Prospectus Supplement.

/s/ MCKEE NELSON LLP

MCKEE NELSON LLP